Exhibit 3.1

AMENDMENT NO 1 TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF FORTUNE RISE ACQUISITION CORPORATION	State of Delaware Secretary of State Division of Corporations Delivered 02:33 PM 04/11/2023 FILED 02:33 PM 04/11/2023 SR 20231388885 - File Number 4931571

April 10, 2023

Fortune Rise Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY AS FOLLOWS:

1.                 The name of the Corporation is "Fortune Rise Acquisition Corporation". The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 1, 2021.

2.                 An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on. October 28, 2021 (the "Certificate").

3.                 This Amendment No. I to the Amended and Restated Certificate of Incorporation (the "Amendment"), which amends provisions of the Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation. Law of the State of Delaware, as amended from time to time (the "DGCL").

4.                 This Amendment shall become effective on the date of filing with Secretary of State of Delaware.

5.                 The text of Section 9.1(c) of ARTICLE IX of the Certificate, as amended to the date hereof, is hereby amended in its entirety to read as follows:

Section 9.1 General.

(c) In the event that the Corporation has not consummated an initial Business Combination within 12 months from the closing of the Offering, the Sponsor may request that the .Board extend the period of time to consummate an initial Business Combination, initially, by an additional three months up to twice (each such extension, an "Initial Extension"), for a total of 18 months to consummate an initial Business Combination; provided, that for each Initial Extension: (i) the Sponsor or its affiliates or designees has deposited into the Trust Account an amount equal to 1% of the gross proceeds of the Offering, representing $0.10 for each Offering Share, in exchange for a non-interest bearing, unsecured promissory note; and (ii)  there has been compliance with any applicable procedures relating to the Extension in the trust agreement and in the letter agreement, both of which are described in the Registration Statement. In the event that the Corporation has not consummated an initial Business Combination within 18 months from the closing of the Offering, the Sponsor may request that the Board extend the period of time to consummate an initial Business Combination, initially, by an additional one month up to six times (each such extension, a "Final Extension"), for a total of 24 months to consummate an initial Business Combination; provided, that for each Final Extension: (i) the Sponsor or its affiliates or designees has deposited into the Trust Account an amount equal to $0.0625 for each Offering Share remaining after redemptions, in exchange for a non-interest bearing, unsecured promissory note; and (ii) there has been compliance with any applicable procedures relating to the Extension in the trust agreement and in the letter agreement, both of which are described in the Registration Statement. If the Sponsor requests either an Initial Extension or a Final Extension, then the following applies: (iii)the gross proceeds from the issuance of such promissory note referred to in (i) above will be added to the offering proceeds in the Trust Account and shall be used to fund the redemption of the Offering Shares in accordance with this Article IX; (iv) if the Corporation completes its initial Business Combination, it will, at the option of the Sponsor, repay the amount loaned under the promissory note out of the proceeds of the Trust Account released to it or issue securities of the Corporation in lieu of repayment in accordance with the terms of the promissory note; and (v) if the Corporation does not complete an initial business combination by the Deadline Date, the Corporation will not repay the amount loaned under the promissory note until 100% of the Offering Shares have been redeemed and only in connection with the liquidation of the Corporation to the extent funds are available outside of the Trust Account.

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IN WITNESS WHEREOF, Fortune Rise Acquisition Corporation has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

FORTUNE RISE ACQUISITION CORPORATION

By: /s/ J. Richard Iler

Name: J. Richard Iler

Title: Chief Financial Officer and Principal Executive Officer

[Signature Page to Amendment No. I to Amended and Restated Certificate of Incorporation — Fortune Rise
Acquisition Corporation]

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